EXHIBIT 10.15

AMCORE FINANCIAL, INC.

Annual Incentive Plan

Approved November 9, 2005

(Revised February 22, 2008)

1.	General

This Annual Incentive Plan (the “Plan”) of AMCORE Financial, Inc. (the “Company”) authorizes the grant of annual incentive awards (“Awards”) to executives and key employees, and sets forth certain terms and conditions of such Awards. With respect to employees described in section 7(c) of the AMCORE Financial, Inc. 2005 Stock Award and Incentive Plan, this Plan shall be considered part of such plan. The purpose of the Plan is to help the Company secure and retain senior executives and key employees of outstanding ability and to motivate such persons to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the revenue, net income, customer satisfaction, earnings per share, strategic goals and other measures of the financial and business success of the Company. The Plan will be administered by the Compensation Committee of the AMCORE Financial, Inc. Board of Directors (the “Committee”), provided that the Committee may condition any of its actions on approval or ratification by the Board of Directors. The Committee shall have full and final authority to take all actions hereunder, subject to and consistent with the provisions of the Plan. The Committee may delegate to specified officers or employees of the Company authority to perform administrative or other functions under the Plan.

2.	Definitions

In addition to such terms and those terms defined in Section 1 above, the following are defined terms under this Plan:

(a) “Annual Incentive Award” or “Award” means the amount of a Participant’s Annual Incentive Award Opportunity in respect to a specified Performance Year determined by the Committee to have been earned and the Participant’s rights to future payments of cash in settlement thereof.

(b) “Annual Incentive Award Opportunity” or “Award Opportunity” means the Participant’s opportunity to earn specified dollar-denominated amounts based on performance during a Performance Year. An Annual Incentive Award Opportunity constitutes a conditional right to receive settlement of an Annual Incentive Award.

(c) “Participant” means an employee participating in this Plan.

(d) “Performance Goal” means the Company, divisional, individual, or other accomplishment required as a condition to the earning of an Award Opportunity.

(e) “Performance Year” means the period of one fiscal year over which an Annual Incentive Award Opportunity may be earned, provided that the Committee may specify a shorter or longer duration for any Performance Year.

(f) “Termination of Employment” means the termination of a Participant’s employment by the Company or a Subsidiary immediately after which the Participant is not employed by the Company or any Subsidiary.

(g) “Earnings per Share” or “EPS” means diluted earnings per share and reflect the potential dilution that could occur if stock options granted pursuant to incentive stock option plans were exercised or converted into common stock, based on the treasury stock method, and any shares contingently issuable, that then shared in the earnings of the Company. It also includes the expense dilution that occurs as a result of FASB 123R as determined by GAAP.

3.	Eligibility

Company officers and other employees whom the Committee determines may have a significant impact on the performance of the Company may be selected by the Committee to participate in this Plan.

4.	Designation and Earning of Annual Incentive Award Opportunities

(a) Designation of Award Opportunities and Performance Goals. The Committee shall select employees to participate in the Plan for a Performance Year and designate, for each such Participant, the Award Opportunity the Participant may earn for such Performance Year, the Performance Goal the achievement of which will result in the earning of the Award Opportunity or a portion thereof, and the levels of earning of the Award Opportunity corresponding to the levels of achievement of the Performance Goal. The Award Opportunity earnable by each Participant shall range from 0% to not more than 200% of a specified target Award Opportunity. The Committee shall specify a table, grid, or formula that sets forth the amount of a Participant’s Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal. There is no limitation on the timing of the Committee’s determinations under this Section 4(a).

(b) Determination of Annual Incentive Award. Within a reasonable time after the end of each Performance Year, the Committee will determine the extent to which the Performance Goal for the earning of the Participant’s Annual Incentive Award Opportunity was achieved during such Performance Year and the resulting Award to the Participant. In making this determination, the Committee may adjust upward or downward the amount of an Award, in its sole discretion, in light of such considerations as the Committee may deem relevant (but subject to the applicable limitations of the Plan). The Annual Incentive Award shall not be deemed vested, however, until such date as the Company pays and settles the Annual Incentive Award, as determined by the Committee.

(c) Notwithstanding any other provisions of this Plan, all provisions of this Plan shall be interpreted and applied in a manner consistent with section 162(m) of the Tax Code as to all employees who may be subject to such section. In particular, the Committee’s authority to make adjustments under section 4(b) shall be exercised consistent with section 162(m).

(d) Notwithstanding any other provisions of this Plan, with respect to employees who are not executive officers, except as otherwise determined by the Committee, the Chief Executive Officer shall be delegated the selection of Participants, the selection of Award Opportunities, and the determination of Annual Incentive Awards.

5.	Accounts and Settlement of Awards.

(a) Elective Deferral. A Participant will be permitted to elect to defer settlement of the Annual Incentive Award if and to the extent such deferral is authorized by such Participant under any Company deferred compensation plan then in effect, and if validly elected by the Participant under the terms of such plan. Unless otherwise determined by the Committee, a Participant’s deferral election with respect to earned Annual Incentive Awards must be filed with the Company not later than six months prior to the end of the Performance Year.

(b) Settlement of Award. Any non-deferred Annual Incentive Award shall be paid and settled by the Company reasonably promptly after the date of determination by the Committee under Section 4(b) hereof, but in no event later than March 15 of the year following the Performance Year. With respect to any deferred amount of a Participant’s Annual Incentive Award, such amount will be credited to the Participant’s deferral account under the applicable Company deferred compensation plan as promptly as practicable at or after the date designated for payment by the Committee under Section 4(b) hereof.

(c) Tax Withholding. The Company shall deduct from any payment in settlement of a Participant’s Annual Incentive Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award.

(d) Non-Transferability. An Annual Incentive Award Opportunity and any resulting Annual Incentive Award, including any deferred amount resulting from an Award, and other rights hereunder shall be non-transferable except in accordance with the laws of descent and distribution or, if permitted by the Committee, pursuant to a beneficiary designation of the Participant in the event of the Participant’s death.

6.	Effect of Termination of Employment.

Upon a Participant’s Termination of Employment prior to completion of a Performance Year or, after completion of a Performance Year but prior to the date of determination by the Committee under Section 4(b) hereof with respect to that Performance

Year, the Participant’s Annual Incentive Award Opportunity relating to such Performance Year shall cease to be earnable and shall be canceled, and the Participant shall have no further rights or opportunities hereunder, unless otherwise provided in an employment agreement between the Company and the Participant in effect at the time of Termination of Employment or otherwise determined by the Committee. Notwithstanding the preceding sentence, a Participant who terminates during the plan year on or after attaining retirement eligibility (as defined by the Company from time to time) shall be entitled to receive a prorated portion of the annual bonus, if any, otherwise payable, which shall be payable at the same time and in the same manner as if the Participant had continued employment until the applicable payment date.

7.	General Provisions.

(a) Changes to this Plan. The Committee may at any time amend, alter, suspend, discontinue, or terminate this Plan; provided, however, that any amendment to the Plan beyond the scope of the Committee’s authority shall be subject to the approval of the Board of Directors. In addition, the Committee may, in its discretion, accelerate the termination of any deferral period and the resulting payment and settlement of deferred amounts, with respect to an individual Participant or all Participants, without the consent of the affected Participants; provided that, no such acceleration shall occur if it would violate the rules of section 409A of the Internal Revenue Code.

(b) Unfunded Status of Participant Rights. Annual Incentive Award Opportunities, Awards, accounts, deferred amounts, and related rights of a Participant represent unfunded incentive and deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.

(c) No Right to Continued Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any employee’s employment at any time.

(d) Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

(e) Severability. The invalidity of any provision of the Plan or a document hereunder shall not be deemed to render the remainder of this Plan or such document invalid.

(f) Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a Plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the Participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 7(f) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.

(g) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations or document hereunder shall be determined in accordance with the laws (including those governing contracts) of the State of Illinois, without giving effect to principles of conflicts of laws.

Any modifications, amendments or adjustments to the Plan or any of its key provisions will be at the discretion of the Plan Sponsor, subject to the approval of the Compensation Committee.

IN WITNESS WHEROF, this Plan Document has been approved and is effective as of the date and year indicated below.

Effective date of plan: January 1, 2008

Date Approved by the Board of Directors Compensation Committee: February 21, 2008